EXHIBIT 10.10

TAX CREDIT REIMBURSEMENT AND INDEMNITY AGREEMENT

THIS TAX CREDIT REIMBURSEMENT AND INDEMNITY AGREEMENT (this “Agreement”), dated as of December 8, 2006, is by and among AUTOVAXID, INC., a Florida corporation, (“Borrower” or “Indemnitor”), having an address at 377 Plantation Street, Worcester, Massachusetts 01605, for the benefit of U.S. BANCORP COMMUNITY INVESTMENT CORPORATION, a Delaware corporation (the “Investor”), whose address is 1307 Washington Ave., Suite 300, St. Louis, Missouri 63103, or at such other address as it shall designate.

RECITALS

St. Louis New Markets Tax Credit Fund-II, LLC, a Missouri limited liability company (the “CDE”), has received a sub-allocation of New Markets Tax Credits (the “Tax Credits”) under Section 45D of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (collectively, the “Code”).

AutovaxID Investment LLC, a Missouri limited liability company (the “Fund”) has contributed equity to the CDE (the “QEI Contribution”), which equity is expected to constitute a “qualified equity investment” (“QEI”) under the New Markets Tax Credit program authorized by Section 45D of the Code (the “NMTC Program”) and administered by the Community Development Financial Institutions Fund of the United States Treasury Department (together with any successor agency, the “CDFI Fund”).

The QEI Contribution is being funded in part with the proceeds of equity contributed to the Fund by the Investor. The proceeds of the QEI Contribution will be used by the CDE to fund a loan to Borrower in the aggregate amount of $7,700,000 (the “CDE Loan”), which is expected to constitute a “qualified low-income community investment” (“QLICI”) under the NMTC Program.

The documents evidencing or securing the CDE Loan are hereinafter collectively referred to as the “Investment Documents”.

The Tax Credits claimable by the Investor in connection with the QEI Contribution have allowed the Fund to provide the QEI Contribution to the CDE on more favorable terms, which in turn has allowed the CDE to provide the CDE Loan to Borrower on more favorable terms and, as a result, Borrower believes that it shall substantially benefit, directly or indirectly, from the making of the QEI Contribution.

The Borrower is primarily engaged in the business of manufacturing an automated cell culture instrument currently in clinical trial, within United States population census tract number 29510113500 which constitutes a Low-Income Community under the NMTC Program (the “Project Area”); and

The proceeds of the CDE Loan will be used to finance certain activities of Borrower associated with the foregoing activities.

As a condition of making the QEI Contribution, the Investor has required the Indemnitor to indemnify it as herein set forth and is making the QEI Contribution in reliance on the Indemnitor’s agreement to do so.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Indemnitor hereby agree for the benefit of the Investor as follows:

DEFINITIONS

“Final Determination” means the first to occur of: (i) the filing of a federal information return reporting a Recapture Event by the CDE, the Fund, or the Investor; (ii) a decision, judgment or decree or other order issued by any court of competent jurisdiction confirming the assertion by the IRS that a Recapture Event has occurred, which decision, judgment, decree or other order has become final (i.e., all allowable appeals have been exhausted); or (iii) any binding settlement in writing is made between the CDE, the Fund or the Investor and the IRS.

“Financial Forecast” shall mean the projections prepared by the Fund’s accountants and attached as Exhibit A, of anticipated federal income tax income, gain, losses, deductions and credits, as well ad Net Cash Flow and Liquidation, Sale of Refinancing Proceeds (as each term is defined in the Fund Operating Agreement) that, as of the date hereof, are expected to be realized by Investor pursuant to the QEI Contribution and the CDE Loan.

“Fund Operating Agreement” shall mean the Amended and Restated Operating Agreement, dated as of December 8, 2006, of the Fund, as the same may be amended.

“IRS” means the United States Internal Revenue Service.

“Minimum Return Shortfall” shall mean, as of any date, the amount necessary to be paid to the Investor for the Investor to achieve the after tax internal rate of return anticipated by the Investor in connection with the QEI Contribution, as reflected in the Financial Forecast, taking into account: (i) the Investor’s capital contributions to the Fund, (ii) all distributions to the Investor by the Fund and payments to the Investor pursuant to this Agreement, (iii) all amounts paid or to be paid by the Investor to the IRS, and reasonable expenses incurred by the Investor, in connection with, or in defending against, a Recapture Event, (iv) all items of income, gain, loss and deduction and credit allocated to the Investor under the Fund Agreement or incurred by the Investor by reason of payments, expenses or distributions covered by clauses (ii) or (iii) above or in connection with the exercise of any put or call option or the loss, transfer or abandonment or the Investor’s interest in the Fund or the CDE, and presuming for this purpose the full ability of the Investor to utilize the tax credits and tax losses and a presumed 38% federal tax rate for the Investor. The determination of the Minimum Return Shortfall shall be made using the methodology used in the Financial Forecasts, to the extent not inconsistent with this definition.

1. Covenants, Representations and Warranties.

Borrower represents and warrants to and covenants and agrees with the Investor as follows:

(a) each representation and warranty made by it in any of the Investment Documents to which it is a party is true and correct in all material respects and the Investor may rely thereon;

(b) it shall not take any action or omit to take any action that would cause the Borrower to cease to qualify as a “qualified active low-income community business” (“QALICB”) as such term is defined in Section 45D of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and guidance thereunder;

(c) the execution, delivery and performance by it of this Agreement does not and will not contravene or conflict with any law, order, rule, regulation, writ, injunction or decree now in effect of any government, governmental instrumentality or court or tribunal having jurisdiction over it, or any contractual restriction binding on or affecting it;

(d) there are no facts or circumstances of any kind or nature whatsoever of which it is aware that could in any way impair or prevent it from performing its obligations under this Agreement;

(e) any and all financial information with respect to it that it has given to the Investor in connection with the transactions contemplated by this Agreement fairly and accurately present its financial condition and results of operations as of the respective dates thereof and for the respective dates indicated therein, and, since the respective dates thereof, there has been no material adverse change in the financial condition or results of its operations;

(f) with the assistance of counsel of its choice, it has read and reviewed this Agreement and such other documents as it and its counsel deemed necessary or desirable to read;

(g) it is a corporation, validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation (and all other jurisdictions where its failure to be so qualified would have a material adverse effect on its financial condition or results of operations) and has the full power and authority to enter into and perform its obligations under this Agreement; and

(h) this Agreement has been duly authorized, executed and delivered on behalf of Borrower and is fully enforceable against it in accordance with its terms, except to the extent enforceability is limited by bankruptcy and other similar laws affecting creditors rights generally.

2. Reimbursement and Indemnity Obligation.

(a) The Indemnitor shall pay the Recapture Amount (as defined in Section 2(c)) upon a Recapture Event; provided, that such payment shall be subordinated to the Borrower’s obligations to Laurus Master Fund, Ltd., a Cayman Islands company (the “Senior

Lender”), as described in and on the terms set forth in that certain Subordination Agreement, dated as of or about the date hereof, by and among Senior Lender, the CDE, the Investor, the Borrower and Biovest International, Inc.

(b) A “Recapture Event” shall occur upon: (i) a Final Determination evidencing a recapture, disallowance or other loss of the Tax Credits attributable to the QEI Contribution, if such recapture, disallowance or other loss is due to the failure of the CDE Loan to constitute a QLICI, either on the date hereof or subsequently, or (ii) a payment of principal under the CDE Loan (for which purpose it will be assumed that the full amount of such payment will be distributed by the CDE to its members and no reinvestment of such amounts will be made, and neither the failure to reinvest nor any actual reinvestment shall be a defense to, or otherwise reduce, the payment hereunder, unless a reinvestment qualifying as a QLICI is presented by the Borrower and approved by the Investor pursuant to the terms of the Investment Documents.

(c) The Recapture Amount shall equal the sum of (i) the Minimum Return Shortfall as of the date of the Final Determination and (ii) reasonable out of pocket costs and expenses incurred by Investor in defending or processing any claim or audit covered by this Agreement.

(d) All computations required under this Section 2 shall be made by the Investor, and the results of such computations, together with a statement describing in reasonable detail the manner in which such computations were made, shall be delivered to the Indemnitor in writing.

(e) Investor covenants and agrees that it will promptly give written notice to the Indemnitor of the occurrence of any audit by the IRS of the Investor or any owner, directly or indirectly of any interest therein, if the adverse resolution of such audit (or portion thereof) would result in liability for the Indemnitor under this Agreement (such audits or relevant portions thereof being hereinafter referred to as an “NMTC Audit”). Upon request by the Indemnitor, the Investor shall permit the Indemnitor to file written materials (provided the same shall have been approved by the Investor) with the IRS in connection with any NMTC Audit or any tax administrative or judicial appeals process relating to any NMTC Audit. The Investor shall consult in good faith with the Indemnitor regarding the nature and content of all actions to be taken and defenses to be raised in response to any NMTC Audit. In addition, Investor shall not agree to any proposed Determination (a “Proposed Determination”) in connection with any NMTC Audit until it shall have obtained the consent of the Indemnitor regarding such action; provided, however, that the Indemnitor agrees to, and continues to, fund as incurred the out of pocket costs incurred in any continuing contest or audit with respect to the matter of the Proposed Determination.

(f) Notwithstanding anything herein to the contrary, the Indemnitor shall not have any liability hereunder with respect to any Recapture Amount to the extent such Recapture Amount is attributable to (i) changes in the Code or Treasury Regulations which cause the Investor to receive less than the amount of Tax Credits it would have otherwise been eligible to receive (except to the extent that the adverse effects thereof could reasonably have been mitigated by Borrower), or (ii) the failure of the CDE to remain certified as a Community Development Entity (except to the extent that such failure is a result of the Indemnitor’s actions or inaction).

(g) The Indemnitor shall pay the Investor interest on all amounts due hereunder at an annual rate equal to the lesser of (a) 10 percent (10%), or (b) the highest rate permitted by law from the time of a Recapture Event until such time as the Investor has been compensated in full for such losses.

3. Attorneys’ Fees and Expenses. The Indemnitor shall severally reimburse the Investor for all reasonable attorneys’ fees and expenses which the Investor pays or incurs in connection with enforcing this Agreement, whether or not suit is filed.

4. No Fiduciary Duty. The Indemnitor acknowledges that the Fund is a member of the CDE. Notwithstanding such affiliation, Indemnitor agrees as follows: (a) no partnership or joint venture relationship exists between the Fund and the Indemnitor; (b) the Fund owes no fiduciary or other duty to the Indemnitor, except for any obligations of the Fund set forth in this Agreement, and (c) the exercise by the Investor, directly or through the Fund, of any of its rights or remedies under the Operating Agreement of the CDE (the “Operating Agreement”) shall not serve to reduce or discharge the liability of any Indemnitor hereunder, except to the extent of any recovery actually realized by the Investor in cash; provided, however that the Investor shall have no obligation to exercise any of its rights or remedies under the Operating Agreement. The Indemnitor waives and releases any claim each may now or hereafter have against the Investor based on any theory or cause of action that conflicts with the agreements of the parties set forth in this Section 4.

5. Waiver and Estoppel. The Indemnitor knowingly waives and agrees that it will be estopped from asserting any argument to the contrary as follows: (a) any and all notice of acceptance of this Agreement or of the creation, renewal or accrual of any of the obligations or liabilities hereunder indemnified against, either now or in the future; (b) protest, presentment, demand for payment, notice of default or nonpayment, notice of protest or default; (c) any and all notices or formalities to which it may otherwise be entitled, including, without limitation, notice of the granting of any indulgences or extensions of time of payment of any of the liabilities and obligations hereunder and hereby indemnified against; (d) any promptness in making any claim or demand hereunder; (e) the defense of the statute of limitations in any action hereunder or in any action for the collection of amounts payable hereunder (provided, however, that it shall be a defense hereunder that the IRS is prohibited by the running of applicable statutes of limitations and otherwise from assessing additional tax liability against the Investor or any of its members for every year in which Tax Credits attributable to the QEI Contribution shall have been claimed); (f) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or persons or the failure to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person or persons; (g) any defense based upon an election of remedies which destroys or otherwise impairs any or all of the subrogation rights of the Investor or the right of the Investor to proceed against any other person for reimbursement, or both; (h) any duty or obligation of the Investor to perfect, protect, retain or enforce any security for the payment of amounts payable by the Indemnitor hereunder or to proceed against any one or more persons as a condition to proceeding against the Indemnitor; and (i) any principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms and provisions of this Agreement. No delay or failure on the part of the Investor in the exercise of any right or remedy against the CDE or any other party against whom the Investor may have any rights shall operate as a waiver of any agreement or obligation contained herein, and no single or partial exercise by the Investor of any rights or remedies hereunder shall preclude other or further exercise thereof or other exercise of any other right or remedy. No provision of this Agreement or right of the Investor hereunder can be waived, nor can the Indemnitor be released from such party’s obligations hereunder, except by a writing duly executed by the Investor. This Agreement may not be modified, amended, revised, revoked, terminated, changed or varied in any way whatsoever, except by the express terms of a writing duly executed by the Investor.

6. Notices. All notices, demands, requests or other communications to be sent by one party to the other hereunder or required by law shall be in writing and shall be deemed to have been validly given or served upon delivery of same in person to the addressee or by depositing same with a nationally recognized overnight courier service for next business day delivery or by depositing same in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed as provided for above; provided further that copies of all such notices shall be provided to the CDE as follows:

CDE:	St. Louis New Markets Tax Credit Fund-II, LLC
1015 Locust Street, Suite 1200
St. Louis, MO 63101
Attention: Rodney Crim
Phone: (314) 622-3400
Facsimile: (314) 259-3442

With a copy to:	Bryan Cave LLP
One Metropolitan Square
211 North Broadway, suite 3600
St. Louis, Mo 63102-2750
Attention: Mary Gassmann Reichert, Esquire
Phone: (314) 259-2188
Facsimile: (314) 259-2020

All notices, demands and requests shall be effective upon personal delivery or upon being deposited with a nationally recognized courier service or in the United States mail as required above. However, with respect to notices, demands or requests so deposited with Federal Express or in the United States mail, the time period in which a response to any such notice, demand or request must be given shall commence to run from the next business day following any such deposit with a nationally recognized courier service or, in the case of a deposit in the United States mail as provided above, the date on the return receipt of the notice, demand or request reflecting the date of delivery or rejection of the same by the addressee thereof. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, demand or request sent. By giving to the other party hereto at least fifteen (15) days’ written notice thereof in accordance with the provisions hereof, the parties hereto shall have the right from time to time to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

7. Liability. The amount of Indemnitor’s liability and all rights, powers and remedies of the Investor hereunder shall be cumulative and not alternative, and such rights, powers, and remedies shall be in addition to all rights, powers and remedies given to the Investor under the Operating Agreement, any document or agreement relating in any way to the terms and provisions thereof or otherwise by law. In no event, however shall the Investor have recourse to any current or successor general partner of the Indemnitor, any direct or indirect constituent of any such general partner, or the assets of any such general partner or any such direct or indirect constituent of any such general partner, with respect to any liability under this Agreement. The liability of the Indemnitor under this Agreement is independent of the obligations of any other party which may be initially or otherwise responsible for performance or payment of the obligations hereunder, and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against the Indemnitor. The Investor may maintain successive actions for other defaults. The Investor’s rights hereunder shall not be exhausted by its exercise of any of its rights or remedies or by any such action or by any number of successive actions until and unless the obligations indemnified hereunder has been paid in full.

8. Assignment. If any or all of the right to claim Tax Credits is assigned by any Investor, this Agreement shall automatically be assigned therewith in whole or in part, as applicable, without the need of any express assignment, and, when so assigned, the Indemnitor shall be bound as set forth herein to the assignee(s) without in any manner affecting any Indemnitor’s liability hereunder with respect to any rights hereunder retained by the Investor. This Agreement shall be binding upon the Indemnitor and its respective heirs, executors, administrators, legal representatives, successors and assigns and shall inure to the benefit of the Investor and its successors and assigns.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (the “State”) without regard to principles of conflicts of law, except to the extent that any of such laws may now or hereafter be preempted by Federal law, in which case, such Federal law shall so govern and be controlling. In any action brought under or arising out of this Agreement, the Indemnitor hereby consents to the jurisdiction of any competent court within the State and consents to service of process by any means authorized by the laws of the State. Except as provided in any other written agreement now or at any time hereafter in force between the Investor and the Indemnitor, this Agreement shall constitute the entire agreement of the Indemnitor with the Investor with respect to the subject matter hereof, and no representation, understanding, promise or condition concerning the subject matter hereof shall be binding upon the Investor and the Indemnitor unless expressed herein.

10. Duration. The Indemnitor hereby agrees that this Agreement, and all other obligations guaranteed hereby, shall remain in full force and effect at all times hereinafter until the date upon which it is paid and performed in full; provided, however, that Indemnitor’s obligations hereunder shall terminate in their entirety at the end of the period of limitations for assessing federal income tax with respect to the Investor’s tax return which is filed for the year in which the seven-year credit period applicable to each QEI made by the Fund in the CDE ends.

11. Financial Statements. Upon written request of the Investor, the Indemnitor shall provide to the Investor copies of any financial statements or other reports that it is obligated to provide to Lender pursuant to the Investment Documents. The Indemnitor further covenants and agrees to immediately notify the Investor of any change in its financial condition that adversely and materially affects the ability of the Indemnitor to perform under the Investment Documents or this Agreement.

12. Miscellaneous.

(a) Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions shall nevertheless be effective.

(b) When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural, and the masculine shall include the feminine and neuter and vice versa. The word “person,” as used herein, shall include any individual, company, firm, association, limited liability company, corporation, trust or other legal entity of any kind whatsoever.

(c) The obligations of the Indemnitor contained herein are undertaken solely and exclusively for the benefit of the Investor and its successors and assigns, and no other person or entities shall have any standing to enforce such obligations or be deemed to be beneficiaries of such obligations.

(d) This Agreement may be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed to be an original, and all of which, when taken together, shall be one and the same instrument, with the same effect as if all parties hereto had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signatures thereon and may be attached to another counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages. Execution of this Agreement by the Indemnitor shall bind the Indemnitor.

IN WITNESS WHEREOF, the Indemnitor and the Investor have caused this Agreement to be duly executed as of the day and year first above written.

INDEMNITOR:

AUTOVAXID, INC., a Florida corporation

By:	/s/ Steven Arikian
Name:	Steven Arikian, M.D.
Title:	Chairman & CEO

INVESTOR:

U.S. BANCORP COMMUNITY INVESTMENT CORPORATION, a Delaware corporation

By:	/s/ Matthew Philpott
Name:	Matthew Philpott
Title:	Business Development Associate

BORROWER ACKNOWLEDGEMENT

STATE OF NEW YORK	)
) SS:
COUNTY OF NEW YORK	)

On the 8th day of December, in the year 2006 before me, the undersigned, personally appeared Steven Arikian, personally known to me of proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), of the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Annis Kwok
Notary Public

INVESTOR ACKNOWLEDGEMENT

STATE OF MISSOURI	)
) SS:
COUNTY OF ST. LOUIS CITY	)

On the 5th day of December, in the year 2006 before me, the undersigned, personally appeared Matthew Philpott, personally known to me of proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), of the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Ashley Weser
Notary Public

Exhibit A

FINANCIAL FORECAST

[Attached]